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                                                                    Exhibit 99.2

                                                           For Immediate Release
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Lockheed Martin President and COO Peter B. Teets to Retire


BETHESDA, Maryland, October 29, 1999: Peter B. Teets, 57, Lockheed Martin President and Chief Operating Officer (COO) has announced he will retire from the company and resign from its Board of Directors. Effective immediately, Chairman and CEO Vance Coffman will also assume COO duties.

"Pete Teets has had an outstanding 37-year career," said Coffman. "We thank him for his contributions through what we all can agree has been an exceptionally difficult period for the company. He has been an important part of our team and he will be missed. We wish him well."

"I am extremely proud of my long and cherished association with the men and women who make up this great company of Lockheed Martin, "said Teets. "The difficult times we have seen are not indicative of the company's real potential and I feel I must step up to being accountable for our disappointing financial outlook for 2000."

Coffman and Board member Eugene Murphy will co-chair a COO search committee, which will include other members of the Board.

Teets joined Martin Marietta in 1962 as an engineer and held progressively responsible positions throughout his career. In 1985, he was named President of Martin Marietta Denver Aerospace which became Martin Marietta Astronautics Group in 1987. He was appointed President and COO of Lockheed Martin in July 1997 after serving as President and COO of the Corporation's Information and Services Sector, a post he held since the Lockheed - Martin Marietta merger in 1995.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses are systems integration, space, aeronautics, and technology services. Lockheed Martin had 1998 sales surpassing $26 billion.

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CONTACT:  James Fetig, 301-897-6352

WEB SITE:  www.lmco.com